EXHIBIT 99

                  PRESS RELEASE OF GREAT PEE DEE BANCORP, INC.

FOR IMMEDIATE RELEASE
July 22, 2003

GREAT PEE DEE BANCORP, INC., ANNOUNCES EARNINGS AND CASH DIVIDEND

Cheraw, SC- July 22, 2003- Herbert W. Watts, President and CEO of Great Pee Dee Bancorp, Inc., (NASDAQ: PEDE) announced today that Great Pee Dee achieved record performance for its year ended June 30, 2003 with net income of $1.4 million, or $.85 per diluted share, an increase of $208,000 or 17% over net income of $1.2 million, or $.73 per diluted share, for the year ended June 30, 2002. "This major increase in performance is due to increased lending activity and continued strong support from the company's customers in our South Carolina markets," Watts stated.

For the quarter ended June 30, 2003, Great Pee Dee reported net income of $273,000 or $.16 per diluted share, down from $305,000, or $.18 per diluted share for the quarter ended June 30, 2002. Watts reported that this decrease was principally due to a decrease in the company's net interest rate margin resulting from the sustained period of low interest rates that has caused many borrowers to refinance loans at the lower rates presently available.

Watts also announced today that the Board of Directors had declared a quarterly cash dividend in the amount of $.14 per share for the quarter ended June 30, 2003. This dividend is payable on August 15, 2003 to shareholders of record as of August 1, 2003.

Great Pee Dee Bancorp, Inc., has as its sole subsidiary, Sentry Bank and Trust, a $142 million savings bank which has served the Pee Dee area since 1935. The company's stock trades on the NASDAQ market under the symbol "PEDE".

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                              Great Pee Dee Bancorp
                              Summary of Operations
                      (000's omitted except per share data)

                                      Three months        Three months         Twelve months        Twelve months
                                         ended                ended                ended                ended
                                    June 30, 2003        June 30, 2002        June 30, 2003         June 30, 2002
                                      (unaudited)                                (unaudited)
          Interest Income                $2,017               2,024                 8,426                8,476

         Interest Expense                 801                  786                  3,367                3,724

        Net Interest Income              1,216                 1238                 5,059                4,752

      Provision for Loan Loss             150                  125                   400                  500

        Net after provision              1,066                1,113                 4,659                4,252

        Non-interest income               231                  208                  1,080                 860

       Non-interest expense               860                  838                  3,495                3,207

         Income before tax                437                  483                  2,244                1,905

           Income taxes                   164                  178                   833                  702

            Net Income                    273                  305                  1,411                1,203

       Net Income per share
               Basic                      0.17                 0.19                 0.87                  0.74
             Dilutive                     0.16                 0.18                 0.85                  0.73




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                              Great Pee Dee Bancorp
                             End of Period Balances
                      (000's omitted except per share data)

                                       June 30, 2003        June 30, 2002


              Assets                      $143,204             $131,034

            Total Loans                   110,010              110,677

      Allowance for Loan Loss              1,416                1,066

             Deposits                     108,249               88,090

        Shareholder Equity                 25,689               25,569

       Book Value per share                $14.57               $14.48



             Contact:

       Great Pee Dee Bancorp
         Herbert W. Watts
           843-537-7656